UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): August 8, 2011

BayHill Capital Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-11730	84-1089377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 East 200 South

Lehi, Utah 84043

(Address of Principal Executive Offices)

801-592-3000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 8, 2011, BayHill Capital Corporation, or BayHill, entered into an agreement and plan of merger with Proteus Energy Corporation, a privately held company, or Proteus, and PEC Merger Sub, Inc., a wholly-owned subsidiary of BayHill, or Merger Sub, pursuant to which Merger Sub will merge with and into Proteus, with Proteus as the surviving entity and a wholly-owned subsidiary of BayHill.

Upon completion of the merger, each outstanding share of Proteus common stock, other than shares owned by Proteus stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware, will, by virtue of the merger and without any action on the part of the holders thereof, be converted into the right to receive 1.74 shares of BayHill common stock. BayHill will assume each outstanding option and warrant to purchase shares of Proteus common stock, whether vested or unvested, which does not otherwise terminate or expire by its terms as of the effective time of the merger. Each such option and warrant so assumed will continue to have, and be subject to, the same terms and conditions of such option or warrant, as the case may be, immediately prior to the effective time of the merger, except that (i) each option or warrant, as the case may be, will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of BayHill common stock equal to the product of the number of shares of Proteus common stock that were issuable upon exercise of such option or warrant, as the case may be, immediately prior to the completion of the merger multiplied by 1.74, rounded down to the nearest whole number of share, and (ii) the per share exercise price for the shares of BayHill common stock issuable upon exercise of such assumed option or warrant, as the case may be, will be equal to the quotient determined by dividing (a) the exercise price per share of Proteus common stock at which such option or warrant, as the case may be, was exercisable immediately prior to the completion of the merger by (b) 1.74, rounded up to the nearest whole cent. In addition, Proteus’ outstanding $108,000 convertible secured notes will become convertible into an aggregate of 360,000 shares of BayHill common stock

The consummation of the merger is subject to certain and customary conditions, including the adoption of the merger agreement by Proteus stockholders and the raise of at least $2 million of a planned $5 million private placement by BayHill, and if consummated will result in a change in control of BayHill. The parties may terminate the merger agreement if the merger is not completed by October 31, 2011. In connection with the change of control there will be a new board of directors and management of BayHill.

After giving effect to the terms of the merger agreement and immediately following the effective time of the merger, and after giving effect to the issuance of BayHill shares in the planned private placement (assuming the $2 million minimum raise), BayHill expects that it will have issued and outstanding 29.3 million shares of common stock and options, warrants and convertible notes, in the aggregate, to purchase 6.2 million shares of common stock. Of the 35.5 million outstanding shares of common stock, on a fully diluted basis, approximately 28.1 million shares, or 79.0%, will be held by former Proteus stockholders and approximately 13.7 million shares, or 38.6%, will be held by management and directors. The average exercise price of the option and warrants assumed by BayHill in connection with the merger is expected to be $1.09 per share and will have expiration dates through January 2021.

The merger agreement contains customary representations and warranties made by BayHill, Proteus and Merger Sub. In addition, BayHill, Proteus and Merger Sub have agreed to various covenants in the merger agreement, including, among other things, covenants to continue to conduct their respective business in the ordinary course and in accordance with past practices and not to take certain actions prior to the completion of the merger without the prior approval of the other party. Prior to the completion of the merger, Proteus and BayHill have agreed to enter into lock-up and leak-out agreements, which will include registration rights, with certain individuals who serve as an officer or director of BayHill following the effective time of the merger. The number of shares subject to such agreements will not exceed 2.5 million shares of common stock.

A copy of the press release announcing the entry into the merger agreement is attached as an exhibit to this report and is incorporated herein by this reference.

The description of the merger agreement above is a summary only and is qualified in its entirety by the terms and conditions of the merger agreement, a copy of which is filed as an exhibit to this report and incorporated herein by reference. The merger agreement has been included to provide investors and stockholders with information regarding its terms. The merger agreement is not intended to provide any other factual information about BayHill, Proteus or Merger Sub. The representations, warranties and covenants contained in the merger agreement were made only for purposes of the agreement and as of specific dates, were solely for the benefit of the parties to the agreement, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of BayHill, Proteus or Merger Sub. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in BayHill’s public disclosures.

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS

d) Exhibits.

The following exhibits are being filed with this report:

Exhibit No.	Description
2.1	Agreement and Plan of Merger entered into on August 8, 2011, by and among BayHill Capital Corporation, PEC Merger Sub, Inc., and Proteus Energy Corporation
99.1	Press released issued on August 8. 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized, on the 8th day of August 2011.

BAYHILL CAPITAL CORPORATION
By:	/s/ Robert K. Bench
	Name:	Robert K. Bench
	Title:	President and Chief Executive Officer